Exhibit 99.2

NEWS RELEASE	21062 Bake Parkway Lake Forest, CA 92630 888-822-2660
CONTACT:	Fax: 949-597-0662

Norris Battin
The Cooper Companies, Inc.
ir@coopercompanies.com

FOR IMMEDIATE RELEASE

COOPER COMPANIES LOWERS FORWARD ESTIMATES

European Launch of CooperVision’s Silicone Hydrogel Lens To Begin in December

New Biomedics XC Two-Week Disposable Sphere To Launch in U.S. Ahead of Schedule in January; U.S. Silicone Toric Introduction Advanced

Management Comments on Toric Market Expectations

Conference Call Tomorrow at 6 a.m. Pacific Standard Time

LAKE FOREST, Calif., November 21, 2005 – The Cooper Companies, Inc. (NYSE:COO) today lowered revenue and earnings per share estimates for the fourth fiscal quarter of 2005 and for the full fiscal years 2005, 2006 and 2007; confirmed that it will introduce its second generation silicone hydrogel contact lenses in Europe in December and said that its Biomedics XC two-week disposable lens, a unique, more comfortable lens design using biocompatible phosphorylcholine technology that competes favorably with the two-week silicone hydrogel products, will be introduced in the United States in January, two months ahead of schedule. The company also announced that it has advanced the anticipated U.S. launch date for its silicone hydrogel toric lens from the third calendar quarter of 2007 to the first calendar quarter of 2007.

Conference Call

The Cooper Companies will hold a conference call and Web cast to discuss its revised guidance and its recently announced acquisitions at 6 a.m. Pacific Standard Time on Tuesday, November 22. To access the live call in the United States dial +1-800-638-5439. From outside the U.S., call +1-617-614-3945. The pass code for both is 41495958. A replay will be available approximately one hour after the call ends and remain available for five days. In the United States, call +1-888-286-8010. From locations outside the United States, call +1- 617-801-6888. Use pass code 34236639 for both. This call will also be broadcast live on The Cooper Companies’ Web site, www.coopercos.com and at www.streetevents.com.

Fiscal Fourth Quarter 2005 Guidance

For the fiscal fourth quarter of 2005, revenue guidance has been reduced from the Company’s previous guidance issued on September 7, 2005, from a range of $238 million to $242 million to a range of $219 million to $222 million.

The Company said that the reduced guidance is primarily due to a lower U.S. dollar conversion rate than that used in previous guidance, as well as softness in sales in the U.S. of its spherical soft contact lenses that are discarded after two weeks of daily wear and the inability of some customers in Southeastern U.S. to receive fiscal fourth quarter shipments due to operational difficulties associated with recent weather conditions.

Reflecting the shortfall in revenue, earnings per share for the fourth quarter, excluding nonrecurring acquisition and restructuring charges, have been lowered from a range of 96 cents to 99 cents per share to a range of 83 cents to 86 cents.

Fiscal fourth quarter revenue estimates for CooperVision, the Company’s contact lens unit, have been reduced from a range of $210 million to $213 million to a range of $191 million to $193 million. CooperSurgical, the Company’s women’s healthcare medical device business, expects fiscal fourth quarter revenue of $28 million to $29 million, unchanged from the previous guidance.

Commenting on the reduced CooperVision fourth quarter revenue guidance, A. Thomas Bender, Cooper’s chairman and chief executive officer said, “Our core contact lens business – single-use lenses and specialty lenses including our Proclear line – showed 20% growth worldwide through October. This business accounts for about 60% of CooperVision’s worldwide revenue. Our new product pipeline is robust, but new competitive silicone hydrogel entries have hurt our two-week spherical lens business in the United States this year. Our Proclear sphere, which competes in the monthly spherical lens category, has been extremely successful, but it has not been able to fully contain the decline in the growth of our two-week Biomedics spherical product line.”

Regarding the anticipated launch of competitive toric silicone hydrogel lenses, Bender said, “I continue to believe that the rate of conversion of hydrogel toric lenses to silicone hydrogel products will be lower than that of spherical lenses, as we have seen throughout this year. Our extensive experience as the worldwide leader in toric lenses, tells us that practitioners are extremely reluctant to change a successful toric patient from one lens design to another.

“As we have done in 2005, we expect to maintain our leading toric market share in the United States and grow it in overseas markets during 2006. We will introduce a second base curve for Proclear toric which will allow more patients access to the benefits of our Proclear technology. In June, we anticipate launching a daily wear toric product in Japan. And we now expect to launch our silicone hydrogel toric product in the U.S. in the first quarter of calendar 2007, six months ahead of our previous plan.”

Fiscal Year 2005 Guidance

Revenue estimates for fiscal 2005 have been reduced from a range of $824 million to $828 million to a range of $805 million to $808 million and earnings per share have been lowered from a range of $3.38 to $3.41 to a range of $3.28 to $3.32.

CooperVision revenue estimates for fiscal 2005 have been reduced from a range of $716 million to $719 million to a range of $697 million to $699 million. CooperSurgical expects fiscal 2005 revenue of $108 million to $109 million, unchanged from the previous guidance.

Out Year Guidance

Revenue guidance for fiscal 2006 has been reduced from a range of $983 million to $998 million to a range of $933 million to $946 million, approximately 15% growth over 2005. CooperVision 2006 revenue estimates have been reduced from a range of $863 million to $875 million to a range of $810 million to $820 million, about 17% over 2005. CooperSurgical 2006 revenue estimate of $123 million to $126 million reflects the recently announced acquisitions of NeoSurg Technology, Inc. and Inlet Medical Incorporated.

Earnings per share guidance for 2006 has been reduced from a range of $4.00 to $4.10 to a range of $3.60 to $3.70, also reflecting the CooperSurgical acquisitions, which include first year dilution of about 20 cents per share. This guidance assumes a 15% effective tax rate and 48.5 million shares outstanding.

Revenue guidance for 2007 has been reduced from a range of $1.097 billion to $1.117 billion to a range of $1.045 billion to $1.060 billion. CooperVision 2007 revenue estimates have been reduced from a range of $965 million to $980 million to a range of $910 million to $920 million. CooperSurgical 2007 revenue estimate is $135 million to $140 million.

Earnings per share guidance for 2007 has been reduced from a range of $4.75 to $4.85 to a range of $4.30 to $4.40 including about 15 cents dilution from the CSI acquisitions and assuming a 15% effective tax rate and 49 million shares outstanding.

Forward revenue guidance assumes no major changes in foreign currency exchange rates versus 2005 fiscal fourth quarter rates.

Bender said, “Our new CooperVision estimates in 2006 and 2007 reflect a low double-digit organic constant currency growth assumption. This is supported by our R&D pipeline, which we expect will deliver eleven new products in 2006 and 2007, expanded manufacturing capacity for single-use lenses that will begin to come on stream at the end of this calendar year and the anticipated growth in our business in the Asia Pacific region.”

He added, “While we are presently in production and remain on track to launch our second generation silicone hydrogel lens in Europe in December and expect a U.S. launch in the middle of 2006, limited manufacturing capacity in 2006 will constrain revenue. I expect that by 2007, our silicone hydrogel capacity will be more adequate and cost effective.

“I’m also pleased that our new two-week disposable Biomedics XC sphere will be launched in the United States in January, two months ahead of schedule. This new, more comfortable lens marries the well-accepted Biomedics optical design with the comfort of the Proclear technology giving us another tool to compete against the newer competitive entries, particularly in the retail segment of the market.

“We believe that our PC Hydrogel lenses – the Proclear line and now Biomedics XC – offer the benefits of excellent corneal health, optimal patient comfort and the ability to correct a wide range of visual defects and that they can continue to compete effectively against silicone hydrogel lenses.”

Revised Revenue and Earnings Guidance as of November 21, 2005:

The Cooper Companies, Inc. Quarterly Revenue and Earnings Per Share Guidance for Fiscal 2005 ($ in Millions, except per share amounts)
	Q1 (actual)		Q2 (actual)	Q3 (actual)	Q4 (estimate)	FY05 (estimate)
CVI	$121.4		$189.2	$195.1	$191-$193	$697-$699
CSI	$26.5		$26.6	$27.0	$28-$29	$108-$109
COO	$147.9	(1)	$215.8	$222.1	$219-$222	$805-$808
EPS*	$0.58		$0.81	$1.03	$0.83 -$0.86	$3.28-$3.32

*	Excludes nonrecurring items and accounting changes

(1)	Eliminates $3.3M of Ocular stub period revenue (January 1-5, 2005)

(Effective November 21, 2005)

The Cooper Companies, Inc. Annual Revenue and Earnings Per Share Guidance ($ in Millions, except per share amounts)
	2005	2006	2007
CVI	$697-$699	$810-$820	$910-$920
CSI	$108-$109	$123-$126	$135-$140
COO	$805-$808	$933-$946	$1045-$1060
EPS*	$3.28-$3.32	$3.60-$3.70	$4.30-$4.40

*	Excludes nonrecurring items and accounting changes

(Effective November 21, 2005)

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These include certain statements about the integration of the Ocular Sciences businesses, our capital resources, performance and results of operations. In addition, all statements regarding anticipated growth in our or the combined company’s revenue, anticipated market conditions, planned product launches and results of operations are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties. These include the risk that the Cooper and Ocular businesses will not be integrated successfully; the risks that CVI’s new products will be delayed or not occur at all, risks related to implementation of information technology systems covering the combined Cooper and Ocular businesses and any delays in such implementation or other events which could result in management having to report a significant deficiency or material weakness in the effectiveness of the Company’s internal control over financial reporting in its 2005 annual report on Form 10-K; the risk that the combined company may not continue to realize anticipated benefits from its cost-cutting measures; risk inherent in accounting assumptions made in the acquisition, the ultimate validity and enforceability of the companies’ patent applications and patents and the possible infringement of the intellectual property of others.

Events, among others, that could cause our actual results and future actions of the Company to differ materially from those described in forward-looking statements include major changes in business conditions, a major disruption in the operations of our manufacturing or distribution facilities, new competitors or technologies, significant delays in new product introductions, the impact of an undetected virus on our computer systems, acquisition integration delays or costs, increases in interest rates, foreign currency exchange exposure, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, worldwide regulatory issues, including product recalls and the effect of healthcare reform legislation, cost of complying with corporate governance requirements, changes in tax laws or their interpretation, changes in geographic profit mix effecting tax rates, significant environmental cleanup costs above those already accrued, litigation costs including any related settlements or judgments, the adverse effects on patients, practitioners and product distribution of natural disasters, cost of business divestitures, the requirement to provide for a significant liability or to write off a significant asset, including impaired goodwill, changes in accounting principles or estimates, including the impact of the change in GAAP to require expensing stock options, and other events described in our Securities and Exchange Commission filings, including the “Business” section in Cooper’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004. We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

Corporate Information

The Cooper Companies, Inc. manufactures and markets specialty healthcare products through its CooperVision and CooperSurgical units. Corporate offices are in Lake Forest and Pleasanton, Calif. The World Wide Web address is www.coopercos.com. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data.

CooperVision manufactures and markets contact lenses and ophthalmic surgery products. Headquartered in Lake Forest, Calif., it manufactures in Albuquerque, N.M., Juana Diaz, Puerto Rico, Norfolk, Va., Rochester, N.Y., Adelaide, Australia, Hamble and Hampshire England, Ligny-en-Barrios, France, Madrid, Spain and Toronto. Its Web address is www.coopervision.com.

CooperSurgical manufactures and markets diagnostic products, surgical instruments and accessories to the women’s healthcare market. With headquarters and manufacturing facilities in Trumbull, Conn., it also manufactures in Pasadena, Calif., North Normandy, Ill., Fort Atkinson, Wis., Montreal and Berlin. Its Web address is www.coopersurgical.com.

Proclear(r), Biomedics(r) are registered trademarks and Biomedics XC is a trademark of The Cooper Companies, Inc. and its subsidiaries or affiliates and are italicized in the news release.

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